Exhibit 10.1
FIRST AMENDMENT TO THE LEAR CORPORATION
ANNUAL INCENTIVE PLAN
(As Amended and Restated as January 1, 2024)

THIS FIRST AMENDMENT to the Lear Corporation Annual Incentive Plan (Amended and Restated as of January 1, 2024) (the “Plan”) was approved on September 23, 2026, by the People and Compensation Committee of the Board of Directors of Lear Corporation, pursuant to the authority reserved to it under Article 6 of the Plan, effective as of September 23, 2026.

1. Article 4.6(c) of the Plan is hereby deleted and replaced with the following:

“(c) The Company’s Chief Executive Officer or the Chief Executive Officer’s designee (or in the case of a Section 16 Officer, the Committee) may determine, in its sole discretion, that (1) a Bonus will be payable pro-rata for a Participant who either (i) becomes eligible to participate during the Performance Period, (ii) terminates the Participant’s employment with the Company during the Performance Period due to the Participant’s death, Retirement or Disability or (iii) is involuntarily terminated, and (2) a Bonus will be adjusted to reflect a Participant’s increase or decrease in annualized salary during the Performance Period.”

2. Except to the extent hereby amended, the Plan shall remain in full force and effect